Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-146304 on Form F-1, Registration Statements Nos. 333-147961, 333-171409, 333-211290 and 333-233323 on Form S-8, and Registration Statements Nos. 333-171410, 333-223657, 333-234444 and 333-255054 on Form F-3 of our reports dated February 14, 2023, related to the financial statements of Textainer Group Holdings Limited and subsidiaries and the effectiveness of Textainer Group Holdings Limited and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Francisco, CA

February 14, 2023